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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                       (Amendment No. _________________)*



                                NEXTHEALTH, INC.
                            -------------------------
                                (Name of Issuer)


                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)


                                    653336105
                           --------------------------
                                 (CUSIP Number)


                                July 30, 1999(1)
                           --------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) The Filer has previously reported his ownership of the Issuer's common stock on Schedule 13D. The Filer has become eligible to report his interest in the Issuer on Schedule 13G and is filing this Schedule 13G pursuant to Rule 13d-1(c).


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                                  SCHEDULE 13G

----------------------------                            ------------------------
    CUSIP NO.  653336105                  13G               PAGE 2 OF 5 PAGES
----------------------------                            ------------------------

================================================================================
   1.      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Steven M. Kolow
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER
                                   873,400
     NUMBER OF        ----------------------------------------------------------
      SHARES             6.   SHARED VOTING POWER
   BENEFICIALLY                       0
     OWNED BY         ----------------------------------------------------------
       EACH              7.   SOLE DISPOSITIVE POWER
     REPORTING                     873,400
    PERSON WITH       ----------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

           873,400
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES *                                              [ ]
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.21%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON *

           IN
================================================================================
                  * SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!


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                                 SCHEDULE 13G                  Page 3 of 5 Pages

ITEM 1(a).   NAME OF ISSUER:

             NextHealth, Inc.
--------------------------------------------------------------------------------

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             16600 N. Lago Del Oro Parkway, Tucson, Arizona 85739
--------------------------------------------------------------------------------

ITEM 2(a).   NAME OF PERSON FILING:

             Steven M. Kolow
--------------------------------------------------------------------------------

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             P.O. Box 5360, Wayland, Massachusetts 01778
--------------------------------------------------------------------------------

ITEM 2(c).   CITIZENSHIP:

             United States of America
--------------------------------------------------------------------------------

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock
--------------------------------------------------------------------------------

ITEM 2(e).   CUSIP NUMBER:

             653336105
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


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                                 SCHEDULE 13G                 Page 4 of 5 Pages


ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          873,400 shares
     ----------------------------------------------------------------------

     (b)  Percent of class:
          10.21%
     ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    873,400     ,
                                                        ----------------
          (ii)  Shared power to vote or to direct the vote    0         ,
                                                          --------------
          (iii) Sole power to dispose or to direct the disposition of 873,400 ,
                                                                      --------
          (iv)  Shared power to dispose or direct the disposition of  0       ,
                                                                     ---------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.



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                             SCHEDULE 13G                      Page 5 of 5 Pages


ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       July 30, 1999
                                              ----------------------------------
                                                           (Date)


                                                     /s/ Steven M. Kolow
                                              ----------------------------------
                                                           (Signature)

                                                       Steven M. Kolow
                                              ----------------------------------
                                                        (Name/Title)